CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 1, 2023, and each included in Post-Effective Amendment Number 54 to the Registration Statement (Form N-1A, No. 333-110037) of Pioneer Series Trust II (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated January 25, 2023, with respect to Pioneer Select Mid Cap Growth Fund and March 1, 2023, with respect to Pioneer AMT-Free Municipal Fund, included in the Annual Reports to Shareholders (Form N-CSR) for the year ended November 30, 2022, and December 31, 2022, respectively, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 28, 2023